Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Essex Property Trust, Inc.:

We consent to the use of our reports dated February 25, 2010, with respect to the consolidated balance sheets of Essex Property Trust, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, noncontrolling interest and comprehensive income, and cash flows, for each of the years in the three-year period ended December 31, 2009, the related financial statement schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated by reference herein and to reference to our firm under the heading of “Experts” in the registration statement.

Our report related to the consolidated financial statements refers to the changes in methods of accounting for exchangeable bonds and for noncontrolling interest.

/S/ KPMG LLP
KPMG LLP

San Francisco, California
March 22, 2010